December 30, 2011

Ascend Acquisition Corp.
970 West Broadway, PMB 402
Jackson, Wyoming 83001

Re:	Ascend Acquisition Corp. - Lock-up Agreement

Ladies and Gentlemen:

The undersigned understands that Ascend Acquisition Corp., a Delaware corporation (“Ascend”), proposes to enter into a Merger Agreement and Plan of Reorganization (“Merger Agreement”) by and among Ascend, Ascend Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Ascend (“Merger Sub”), Andover Fund, LLC, a Delaware limited liability company (“Andover Fund”), and the persons executing the “Members Signature Page” to the Merger Agreement (the “Signing Members”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

In consideration of Ascend’s agreement to enter into the Merger Agreement, and for other good and valuable consideration the receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Ascend, the undersigned will not, during the period ending 365 days after the Closing Date, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Ascend Common Stock or any securities convertible into or exercisable or exchangeable for Ascend Common Stock (including without limitation, Ascend Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Ascend Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ascend Common Stock or such other securities, in cash or otherwise, in each case other than (A) transfers of shares of Ascend Common Stock as a bona fide gift or gifts; (B) distributions of shares of Ascend Common Stock to members or stockholders of the undersigned; or (C) transfers of shares of Ascend Common Stock to any trust or family limited partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that any such transfer shall not involve a disposition for value; provided that in the case of any transfer or distribution pursuant to clause (A), (B) or (C), each donee, distributee or transferee shall execute and deliver to Ascend a lock-up letter in the form of this paragraph.

In furtherance of the foregoing, Ascend, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that Ascend is entering into the Merger Agreement in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with Article X of the Merger Agreement.

Very truly yours,